Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by Meridian3 Industrials Acquisition Corp of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Meridian3 Industrials Acquisition Corp in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 2, 2026

/s/ Steven Robert Armstrong
Steven Robert Armstrong